A Seal that says;
                       JORGE ALFREDO DOMIINGUEZ MARTINEZ
                              NOTARY PUBLIC No. 140
                                  MEXICO, D.F.


              "GRUPO ELEKTRA", SOCIEDAD ANONIMA DE CAPITAL VARIABLE

                                  CHAPTER FIRST

          NAME, CORPORATE PURPOSE, DURATION, DOMICILE AND NATIONALITY.

     ARTICLE FIRST.- The name of the Corporation is "GRUPO ELEKTRA" and shall be followed by the words "SOCIEDAD ANONIMA DE CAPITAL VARIABLE" or of its abbreviation "S.A. DE C.V.".

     ARTICLE SECOND.- The corporate purpose is the following:

a) To incorporate, organize, participate and invest in the capital stock and patrimony of all type of mercantile and civil companies and associations, industrial, commercial and services enterprises, radio and tourist concessionaires and other kind of concessionaires, either national or from abroad, and in certificates of participation as permitted by law;

b) To acquire, transfer and in general negotiate with all type of shares, interests of partners, participation or interests and any other security permitted by law;

c) To issue, subscribe, accept, endorse, secure and negotiate with all type of credit instruments or bearer securities permitted by law;

d) To obtain and grant loans, with or without guarantee, that do not imply the execution of acts reserved to credit institutions under the Law of Credit Institutions;

e) To grant endorsements, bonds and guarantees of any kind, real or personal, regarding the obligations of the Corporation or of third parties with which the Corporation has business relations;

f) To register, acquire, use and dispose of in any manner of patents, trademarks, trade names and copyrights, and

g) In general, to enter into any civil or mercantile act and agreement permitted by law for the development of its corporate purpose.

     ARTICLE THIRD.- The duration of the Corporation is of ninety nine years.

     ARTICLE FOURTH.- The corporate domicile is the City of Mexico, Federal District. The Corporation may establish agencies or branches in or outside the United Mexican States as well as to designate conventional domiciles, without such acts constituting a change of domicile.

     ARTICLE FIFTH.- The Corporation is of Mexican nationality.

     Any foreigner who, at the time of incorporation or thereafter, acquires an interest or participation in the Corporation shall be deemed by such simple fact to be a Mexican citizen with respect to said interest or participation, as well as to the assets, rights, concessions, participation or interests in which the Corporation holds title, or of the rights and obligations derived from the contracts with Mexican authorities in which the Corporation is a party, and shall be understood to have agreed not to invoke the protection of its Government under penalty, upon failure to comply with said agreement, of forfeiting such interest or participation in favor of the Mexican Nation.

                                 CHAPTER SECOND

                            CAPITAL STOCK AND SHARES

     ARTICLE SIXTH.- The capital stock of the Corporation shall be variable, with a fixed minimum of One Hundred and Forty Four Million One Hundred and Sixty One Thousand Five Hundred and Thirty Three pesos, Mexican currency, without the right of retirement, represented by four thousand three hundred and twenty four million eight hundred and forty five thousand nine hundred and ninety common or ordinary, non par value Series "A and/or Series "B" shares and/or Series "L" shares with limited right to vote.

     The variable part of the capital stock in any case shall exceed of the equivalent amount of ten times the minimum fixed part of the capital stock.

     The capital stock of the Corporation shall be divided in series and may be acquired by Mexican or foreign individuals or juridical persons. In the event the shares are subscribed by foreigners, they must agree in what it is set forth in article fifth of these By-Laws.

     Series "A" and "B" shares shall be integrated by common or ordinary shares and may be freely subscribed.

     Series "A" and "B" shares entitled to vote shall represent for at least a seventy five percent of the total amount of the capital stock.

     Series "L" shares shall be integrated by shares with limited right to vote and may be freely subscribed and in any case, they shall represent more than a twenty five percent of the total amount of the capital stock.

         Series "L" shares with limited right to vote are considered as neutral investment. Series "L" shares shall not be taken into account to determine the amount and proportion of the foreign investment participation in the capital stock of the Corporation as set forth in chapter second, title fifth of the Foreign Investment Law.

     The Corporation may issue non-subscribed shares of any Series that shall integrate the capital stock and shall be kept in the Treasury of the Corporation, to be delivered upon the moment of their subscription. The Corporation may issue non-subscribed shares of any series representing the capital stock, for its public bid, in the terms and conditions set forth in
Article 81 of the Securities Market Law. In this last case to facilitate the Public Bid, the shareholders must expressly waive their right of preference referred to in Article one hundred and thirty two of the General Law of Commercial Companies in the Extraordinary Shareholders Meeting that decides over the issuance of such non-subscribed shares. Such decision shall be also applied to all the shareholders that have not attended the Meeting and the Corporation shall be free to locate the shares among the public investors, without making the publication referred to in the article mentioned above. When a minority, representing for at least twenty five percent of the capital stock, vote against the issuance of non-subscribed shares, such issuance may not be carried out.

     ARTICLE SEVENTH.- Within the corresponding Series, each share shall confer their holders equal rights and obligations. Series "A" and "B" shares shall confer a right to vote in the Shareholders Meetings. Series "L" shares with limited right to vote shall have the right to attend and to vote per each share exclusively in Special Meetings of such Series and in Extraordinary Shareholders Meetings while dealing with the following matters: (i) transformation of the Corporation; (ii) merge with other Corporation or companies, when the Corporation is being merged; (iii) cancellation of the issuance of Series "L" shares in the Securities or Special Sections of the National Register of Securities and of Intermediaries or in other national or foreign Stock Exchange in which such shares are registered.

     Series "L" shares, by means of a resolution adopted by a Special Meeting called for such effect, shall have the right to designate one member of the Board of Directors. The designation shall be notified to the General Ordinary Shareholders Meeting in the terms agreed at the corresponding Special Meeting.

     Series "L" shares, with limited right to vote, shall confer the same pecuniary or patrimonial rights of the ordinary shares, including its participation in profits and a preferential right to subscribe the new shares of such Series that are issued for payment in cash or in kind in the proportion that may correspond to them.

     ARTICLE EIGHTH.- In terms of Article fourteen bis, Section I of the Securities Market Law, the Corporation may acquire through the stock exchange at the market price, prior the resolution of the Board of Directors, shares representing its capital stock, without being applicable the prohibition set forth in the first paragraph of article 134 of the General Law of Commercial Companies, provided that the acquisition shall be carried out on account of the capital stock and, in its case, on account of the reserve coming from net profits that shall be designated as reserve for the acquisition of its own shares. The General Ordinary Shareholders Meeting shall fix the amount of the capital stock that may be affected to the purchase of its own shares as well as the amount of the corresponding reserve, that was created for such effect by the same Meeting, with the only limit that the summing up of the funds destined to such purpose, in any case shall exceeds the total balance of the net profits of the Corporation.

     The acquisition of its own shares shall be carried out by affecting the capital stock account by an amount equaled to the par value of the acquired shares or while dealing with non par value shares, by the equivalent amount of its theoretical value, in the understanding that such theoretical value is the quotient resulting from dividing the capital stock between the number of fully paid shares of the Corporation. The remnant shall be charged to the reserve for the acquisition of its own shares.

     In the event that the price of acquisition of the shares is inferior to the par value of the theoretical value of the titles, the account of the capital stock shall be only affected with the equivalent amount of the par value or of the theoretical value of the acquired shares, as the case may be.

     As a consequence of the acquisition of its own shares, the Corporation shall reduce the capital stock in the same date of its acquisition and, in its case, it shall simultaneously affect the reserve for the acquisition of its own shares, by converting the acquired shares into treasury shares.

     Treasury shares may be located among public investors and their product shall be applied to increase the capital stock of the Corporation for an amount equivalent to the par value or the theoretical value of such shares, reconstituting the reserve for the acquisition of its own shares with the exceeding amount, if there is an exceeding amount. In its case, the income generated by the difference between the product of the location and the price of acquisition must be registered in the account named premium for the subscription of shares.

     Reductions and increases to the capital stock derived from the acquisition and location of shares referred to herein, shall not require the resolution of the Shareholders Meeting or of the Board of Directors.

     Under no circumstances, the acquisition of its own shares may exceed from the percentages authorized in the third section of article fourteen bis of the Securities Market Law while dealing with shares not entitled to vote, or with shares limited in other corporate rights, or shares with limited right to vote different from those set forth in article one hundred and thirteen of the General Law of Commercial Companies.

     The acquisition and location of the shares set forth in this article, the reports that over such shares are to be submitted to the General Ordinary Shareholders Meeting, the revealing provisions contained in the financial information, as well as the way and terms in which these operations are revealed to the National Commission of Securities, to the corresponding Stock Exchange and to public investors, shall be subject to the general provisions issued by such Commission.

     ARTICLE NINTH.- The Corporation must have a Share Registry Book according to articles one hundred and twenty eight and one hundred and twenty nine of the General Law of Commercial Companies. Such book may be carried out by the Secretary of the Board of Directors of the Corporation, by any institution duly authorized for the deposit of securities, by a credit institution, or by the person designated by the Board of Directors. The Corporation shall consider as holder of the shares the person registered in the book aforementioned.

     The Share Registry Book shall remain closed during the periods comprehending between the fifth business day prior to the holding of any Shareholders Meeting, until the date of its holding, inclusively. During such periods no registrations shall be made in the book.

     ARTICLE TENTH.- The companies in which the Corporation is the majority holder of their shares or interests must not, directly or indirectly, invest in shares representing the capital stock of the Corporation, nor of any other company that is the majority shareholder of the Corporation, or even if it is not the majority holder, such companies know that the other company is shareholder of the Corporation.

                                  CHAPTER THIRD

                     INCREASE AND REDUCTION OF CAPITAL STOCK

     ARTICLE ELEVENTH.- Increases in the minimum part of the capital stock without the right of retirement shall be carried out by resolution of the General Extraordinary Shareholders Meeting, being necessary in those cases to amend these By-Laws. The variable part of the capital stock of the Corporation may be increased without modifying the By-Laws, by resolution of the General Ordinary Shareholders Meeting. In both cases, the corresponding Minutes of the Meeting shall be recorded officially before Notary Public. The Shareholders Meeting shall fix the terms and basis in which such increase shall be carried out, taking into account in every case what it is set forth in Article Sixth of these By-Laws.

     Shares issued to represent an increase in the variable part of the capital stock that, by resolution of the Meeting deciding its issuance, must remain deposited in the Treasury of the Corporation to be delivered upon their subscription, may be offered for their subscription and payment by the Board of Directors in terms of the faculties granted to it by the Shareholders Meeting.

     The shareholders shall have the preferential right in proportion to the number of shares they are holders, within the corresponding Series, to subscribe the shares that are issued or that are put into circulation as a consequence of the increase in the capital stock. This right must be exercised within the following fifteen calendar days counted as of the date in which the corresponding resolutions are published in the Federal Official Gazette and in one of the newspapers of broad circulation in the domicile of the Corporation, or as of the date in which the Shareholders Meeting held, in the event the total amount of shares in which the capital stock is divided is represented in such Meeting.

     If after the maturity of the term to exercise the preferential right, still remain shares without being subscribed, these may be offered for their subscription and payment to the shareholders of other Series of shares, indistinctly, within an additional term of fifteen days following the date in which the term stated in the immediate paragraph is concluded. In the event that after the terms above mentioned for the subscription and payment of the shares by the shareholders, still remain shares without subscription, these shares may be offered for their subscription and payment to third parties, in the conditions and terms fixed by the same Meeting that has decided the increase of the capital stock, or in the terms that the Board of Directors so decides, or in the terms determined by such Meeting, in the understanding that the price in which such shares are offered shall not be inferior to the price in which they were offered to the shareholders of the Corporation for their subscription and payment.

     All increases of capital stock must be registered in the Book of Variations of Capital Stock that shall be carried by the Corporation.

     ARTICLE TWELFTH.- The minimum fixed portion of the capital stock may only be reduced by resolution of the General Extraordinary Shareholders Meeting and the consequent amendment of these By-Laws, complying in every case with what it is disposed in article nine of the General Law of Commercial Companies. The Minutes of such Meeting must be recorded officially before Notary Public and the corresponding deed must be registered in the Public Registry of Property and of Commerce of the corporate domicile.

     Reductions of the variable part of the capital stock may be carried out by resolution of the General Ordinary Shareholders Meeting. The corresponding Minutes must be recorded officially before Notary Public, without need of registering the corresponding deed in the Public Registry of Property and of Commerce.

     Reductions of the capital stock may be carried out to absorb losses, to reimburse the shareholders or to release them of exhibitions not carried out as well as in the event they exercise the right of retirement of the shares of the variable part of the capital stock. In any case the capital stock may be reduced to less than the minimum fixed capital stock.

     Reductions of the capital stock to absorb losses shall be carried out proportionately in the minimum fixed and variable parts of the capital stock, without need to cancel the shares, in virtue that these are non par value shares.

     Shareholders have the right to retire all or part of their contributions represented by shares of the variable part of the capital stock provided that, in addition of being subject to articles two hundred and twenty and two hundred and twenty one of the General Law of Commercial Companies, the reimbursement of the shares subject matter of the retirement shall be carried out at the lowest value resulting from: (i) ninety five percent of the value quoted at the Stock Exchange, obtained from the average of operations that are carried out during the thirty days in which the shares of the Corporation are quoted, prior the date in which the retirement is effective; (ii) and the net assets of the shares, according to the corresponding financial position statement of the closing of the fiscal year in which the retirement must be effective prior the General Ordinary Shareholders Meeting approval.

     The reimbursement shall be required by the Corporation as of the following day to the holding of the Ordinary Shareholders Meeting that has approved the Statement of Financial Position corresponding to the fiscal year in which the retirement must be effective.

     Every reduction in the capital stock must be registered in the Book of Variations of Capital Stock carried out by the Corporation.

     Prior the approval of the General Extraordinary Shareholders Meeting, the Corporation may redeem its shares with profits to be distributed subject to the rules established in Article one hundred and thirty six of the General Law of Commercial Companies.

     ARTICLE THIRTEENTH.- The final certificates and the provisional certificates representing the shares shall be registered shares and may cover one or more shares and shall contain the requirements set forth in Article 125 of the General Law of Commercial Companies, the indication of the series that correspond to them, the whole text of Article Sixth of these By-Laws and the text of fraction first of article twenty seven of the Constitution and shall be signed by two members of the Board of Directors. Such signatures may be autograph signatures or can be pressed in facsimile, under the condition, in the latter case, that the original of the corresponding signatures is deposited in the Public Registry of Commerce of the corporate domicile. Final certificates may have attached registered numbered coupons determined by the Board of Directors.

     ARTICLE FOURTEENTH.- If the shares of the Corporation are registered in the Securities Section of the National Register of Securities and of Intermediaries and consequently they may be quoted in the Stock Exchange and in the event that the Corporation, either by resolution adopted by the General Extraordinary Meeting or by the National Commission of Securities according to law, in which it is decided the cancellation of the registration of the shares in such Registry, the majority shareholders, if there are, prior to such cancellation shall be bound to carry out a purchase public bid directed to the minority shareholders of the Corporation, to the highest price resulting from the average price of the closing obtained from the operations carried out by the Stock Exchange during the thirty days in which such shares are quoted, prior the purchase public bid, or else, the net assets of the shares in terms of the quarterly report prior to such bid submitted to the National Commission of Securities and to the Bolsa Mexicana de Valores, Sociedad Anonima de Capital Variable or that price determined by the National Commission of Securities while considering the particular situation of the Corporation.

     The majority shareholders of the Corporation shall be exempted of the above obligation, if it is credited the total consent of the shareholders for the cancellation of the mentioned Registry. To amend this By-Law article, in addition to be required the approval of the National Commission of Securities, it shall be necessary that in the Meeting amending it there is a voting approval representing at least ninety nine percent of the shares entitled to vote.

                                 CHAPTER FOURTH

                              SHAREHOLDERS MEETINGS

     ARTICLE FIFTEENTH.- The General Meeting of Shareholders is the supreme organ of the Corporation. The Meetings of Shareholders shall be General or Special. The General Meetings shall be Extraordinary or Ordinary.

     General Extraordinary Shareholders Meeting shall be called to deal with any of the items set forth in Article one hundred and eighty two of the General Law of Commercial Companies or to agree about the cancellation of the registration of shares of the Corporation in the Section of Securities of the National Registry of Securities and of Intermediaries and in other stock exchanges, either national or from abroad, in which they are registered except for quotation systems or other markets non organized as stock exchanges. All other General Meetings shall be Ordinary Meetings.

     The Special Meetings shall be the ones assembled exclusively to deal with matters affecting the rights of one series of shares and shall be subject to the applicable provisions of Extraordinary Meetings according to what it is disposed of in article one hundred and ninety five of the General Law of Commercial Companies.

     ARTICLE SIXTEENTH.- The calls for Shareholders Meetings must be done by the Board of Directors or by any of the Examiners.

     Shareholders representing for at least thirty three percent of the capital stock while dealing with matters in which Series "L" shares are entitled to vote; or shareholders representing for at least thirty three percent of the ordinary Series "A" and "B" shares while dealing with matters in which Series "L" shares are not entitled to vote, may ask in writing, in any moment, to the Board of Directors or to the Examiners to call a General Shareholders Meeting to discuss the items specified in its application. Any holder of one share may have the rights established in Article one hundred and eighty five of the General Law of Commercial Companies. If the Meeting is not called within the following fifteen days counted as of the date of its application, a Judge of First Instance or a District Judge of the domicile of the Corporation shall call the Meeting under the petition of any of the interested parties, who may exhibit their share certificates for such purpose.

     ARTICLE SEVENTEENTH.- Calls for Shareholders Meetings must be published in the Federal Official Gazette or in one of the newspapers of broader national circulation in the corporate domicile, with for at least fifteen calendar days prior to the date fixed for the Meeting. Calls may contain the Agenda and must be signed by the person or persons that prepare them, in the understanding that if the Board of Directors make such calls, the signatures of the President or of the Secretary of such Board shall be sufficient. The Meetings may be hold without the publication of the corresponding call, if all the shares representing the capital stock of the Corporation are present or represented in the moment of voting.

     The meetings may only deal with matters contained in the Agenda of the corresponding call.

     ARTICLE EIGHTEENTH.- To attend the Meetings, the shareholders must exhibit the corresponding admission card that shall be issued by the Corporation only upon the application of the persons that are registered as holders in the Register of Common Shares of the Corporation, with for at least twenty four hours prior to the hour set forth for the holding of the Meeting, together with the deposit in the Secretariat of the Corporation of the corresponding certificates or titles of shares or of the certificates or the evidence of deposit of such securities by an institution for the deposit of securities, by a credit institution, either national or from abroad, or by authorized stock exchanges. The shares that are deposited with the Corporation to attend the Meetings shall not be returned until such Meetings are hold, against the delivery of the voucher that was issued to the shareholder.

     ARTICLE NINETEENTH.- The shareholders may be represented in the Meetings by the person or persons that are designated by means of a simple power of attorney signed before two witnesses.

     The Board of Directors members and the Examiners may not represent the shareholders in any Meeting.

     ARTICLE TWENTIETH.- The Minutes of the Shareholders Meetings shall be entered into the corresponding book and shall be signed by the Chairman and the Secretary of the Meeting, as well as by the Examiner attending the Meeting.

     ARTICLE TWENTY FIRST.- The Meetings shall be presided over by the President of the Board of Directors and, in his absence, by the person designated by the majority of votes of the shareholders present.

     As Secretary of the Shareholders Meeting shall act the person occupying equal charge in the Board of Directors and, in his absence, the person designated by the majority of votes of the shareholders present. The Chairman shall designate two Tellers to count the shares that are present.

     ARTICLE TWENTY SECOND.- The General Ordinary Shareholders Meetings shall be hold for at least once a year within the following four months to the closing of each fiscal year.

     In addition to the items set forth in the Agenda, the General Ordinary Shareholders Meeting must: (i) discuss, approve or modify and solve everything that is related to the Board of Directors Report over the financial situation of the Corporation and other accounting documents, including the Examiners report referred to in article 166 (one hundred and sixty six) of the General Law of Commercial Companies; (ii) know the report referred to in article 172 (one hundred and seventy two) of the General Law of Commercial Companies of the immediate preceding fiscal year, corresponding to controlled companies in which the Corporation is entitled to the majority of the shares or interests, when the value of the investments in each one of them exceeds 20% (twenty percent) of the net assets in terms of the statement of financial position of the Corporation at the closing of the corresponding fiscal year; (iii) decide over the application of results; and (iv) designate the members of the Board of Directors, the Secretary, the Examiners and may determine their remuneration.

     Series "L" Special Shareholders Meetings shall hold for at least once a year and must designate one of the Board of Directors members.

     ARTICLE TWENTY THIRTH.- So that a General Ordinary Shareholders Meeting is considered legally convened by virtue of a first call, must be represented in it for at least a fifty percent of the common or ordinary shares entitled to vote in which the capital stock is divided; and its resolutions shall be validly adopted while taken by the majority of votes represented in them. In the event of second or ulterior calls, the General Ordinary Shareholders Meetings may be validly hold, notwithstanding the number of common or ordinary shares represented in the Meeting and its resolutions shall be validly adopted while taken by the majority of votes of the common or ordinary shares represented in them.

     ARTICLE TWENTY FOURTH.- So that a Extraordinary Shareholders Meetings called to deal with matters in which Series "L" shares are not entitled to vote is considered legally convened by virtue of a first call, must be represented in it for at least seventy five percent of the common or ordinary shares entitled to vote in which the capital stock is divided and their resolutions shall be validly adopted while taken with the favorable vote of common or ordinary shares entitled to vote and representing for at least fifty percent of the capital stock. In the event of second or ulterior calls, the Extraordinary Shareholders Meetings called to deal with matters in which Series "L" shares are not entitled to vote, is considered legally convened when for at least a fifty percent of all the common or ordinary shares in which the capital stock is divided is represented, and their resolutions may be validly adopted while taken by the favorable vote of the common or ordinary shares entitled to vote representing for at least fifty percent of the capital stock.

     ARTICLE TWENTY FIFTH.- So that a Extraordinary Shareholders Meetings called to deal with matters in which Series "L" shares are entitled to vote is considered legally convened by virtue of a first call, must be represented in it for at least seventy five percent of the shares in which the capital stock is divided and their resolutions shall be validly adopted while taken with the favorable vote of the shares representing for at least fifty percent of the capital stock, subject to what it is set forth in the following Article. In the event of second or ulterior calls, the Extraordinary Shareholders Meetings called to deal with matters in which Series "L" shares are entitled to vote, is considered legally convened when for at least a fifty percent of all the shares in which the capital stock is divided is represented, and their resolutions may be validly adopted while taken by the favorable vote of the shares that represent for at least fifty percent of all the capital stock, subject to what it is set forth in the following Article.

     ARTICLE TWENTY SIXTH.- It is needed the favorable resolution of Series "L" Shareholders Special Meeting to validly adopt the resolutions of General Extraordinary Shareholders Meeting related to the cancellation of the registration of Series "L" shares of the Corporation in the securities and special shares section of the National Register of Securities and of Intermediaries or in any stock exchange, either national or from abroad, in which they are registered, except for what it is referred to in the quotation systems or in other markets non organized as stock exchanges.

                                  CHAPTER FIFTH

                          MANAGEMENT OF THE CORPORATION

     ARTICLE TWENTY SEVENTH.- The management of the corporation shall be vested in a Board of Directors composed by nine proprietary members. If the Ordinary Meeting so disposes, alternate members exclusively for each proprietary member may be designated.

     From the nine Board of Directors members, eight shall be designated by the General Ordinary Shareholders Meeting and the remnant member shall be designated by Series "L" Special Shareholders Meeting.

     ARTICLE TWENTY EIGHTH.- Each shareholder or group of shareholders representing with for at least ten percent of the capital stock, represented by shares entitled to vote, may designate a Proprietary member and in that case, they may not exercise their right to vote to designate the Directors that correspond to majority shareholders. If any shareholder or group of shareholders exercise such right, the remnant shareholders shall only have the right to designate the missing number of members of the Board.

     In the designation of members of the Board it must be observed, in any moment, the provisions of article Nineteenth of these By-Laws regarding the character of the persons that shall form part of the Board of Directors.

     ARTICLE TWENTY NINTH.- From the nine designated members of the Board, five may be or may not be shareholders of the Corporation and may be officers, employees or directors of the same or of any of its affiliates, who shall be considered as Related Board members; the remnant four members must be Independent Directors.

     Independent Directors are considered to be personas of great experience, capacity and professional prestige and that are not found in any of the following assumptions at the moment of their designation: (i) to be employee or director of the Corporation; (ii) without being employees or directors of the Corporation, they have the authority to decide over the directors of the same Corporation; (iii) to be advisors of the Corporation or partners or employees of signatures that have the character of advisors or counselors of the Corporation or of its affiliates and that their incomes depend significantly of this contractual relation (significant income means that income representing more than 10% of the incomes of the counselor or of the firm); (iv) to be clients, suppliers, debtors or creditors of the Corporation or partners or employees of a company that is an important client, supplier, debtor or creditor (it is considered that a client or a supplier is important when the sales of the Corporation represent more than 10% of the total sales of the client or of the supplier, respectively, as well as when the credit amount is higher than 15% of the assets of the Corporation or of its counterpart); (v) to be employees of an endowed institution, university, civil corporation or association that receives important donations of the Corporation (donations are considered important when they represent more than a 15% of the total donations received by the corresponding institution); (vi) to be General Director or officer of higher level in a company when the General Director or officer of higher level of the Corporation participate in the Board of Directors of such company; and (vi) be relative (up to third degree) or spouses of any of the persons mentioned in paragraphs (i) and (ii) above, or be relatives (up to first degree) or spouses of any of the persons mentioned in paragraphs (iii) through (vi) above. Any Board member that is in any of the assumptions before mentioned shall be considered a Related Director.

     Both the Independent Directors and the Related Directors may have the character of Patrimonial Directors, i.e., those directors designated because of their character of significant shareholders (i.e., direct or indirect holders of for at least 2% of the capital stock of the Corporation), or those acting as agents of such significant shareholders.

     The Board of Directors members shall be elected for a one-year term from the date of their appointments, and shall continue in office until their successors have been elected and have taken their office and shall receive the remuneration priory determined by the General Ordinary Shareholders Meeting.

     ARTICLE THIRTIETH.- In the first session of the Board of Directors, after the Shareholders Meeting has designated its members and if in this Meeting has not designated its members, shall name among its members a President and, if it is deemed necessary, one or more Vice-presidents, a Treasurer and a Secretary, in the understanding that the Secretary may be or may not be a Board of Directors member. Temporal or definitive absences of the President shall be substituted by one of the Vice-presidents in the order of their designation, in case Vice-presidents are designated and in their absence, by any Director. The Board of Directors shall designate the person that shall substitute the temporal or definitive absences of the Secretary.

     In such first Board Session, once the Secretary is designated, he may provide to the designated in this first occasion a presentation and an induction to their new responsibility. As minimum, the Secretary must provide information regarding the Corporation, its financial situation and operational developments, as well as of the obligations, responsibilities and faculties that a Director has.

     Each member of the Board of Directors shall have the following obligations and shall continue the following principles: (i) notice the President and the Secretary of the Board of Directors about any situation from which may derive a conflict of interest and shall abstain of participating in the corresponding deliberation; (ii) use the assets or services of the Corporation only to comply with the corporate purpose and to define clear policies when exceptionally such assets are used for personal matters; (iii) dedicate to his duties the necessary time and attention by attending for at least seventy five percent of the Meetings in which they are called; (iv) maintain absolute confidence regarding all the information that may affect the operation of the Corporation, as well as the deliberations that are carried out in the Board; (v) to be mutually informed about relevant matters for the Corporation; (vi) support the Board of Directors through opinions, recommendations and orientations that may derive from the analysis of the development of the Corporation, so that the decisions that are adopted are found duly grounded in professional criteria and of qualified personnel that counts with a broader and independent point of view regarding the operation of the Corporation.

     Board of Directors members shall be indemnified by the Corporation in case they incur in responsibility, without fault, fraud or negligence on their part, while performing their corresponding duties.

     ARTICLE THIRTY FIRST.- The Board of Directors shall meet in the City of Mexico, Federal District, or in any other place within the United Mexican States.

     The Board of Directors may adopt resolutions without the need of holding a Board of Directors Session, provided that, such resolutions are ratified in writing unanimously by all of its members.

     Board sessions may be hold, in any time, when they are called by the President, by two Directors or by the Examiner. Board of Directors Meetings calls must be in writing and must be sent by the Secretary to each Director with for at least ten calendar days prior to such session, by certified mail, by telegram, telex or telecopier to their domiciles or to the places that the Directors have established in writing for such effect. The calls must specify the hour, date, place of meeting and the corresponding Agenda, and must be accompanied with the information that is relevant to take decisions according to the Agenda contained in the call. The Board may validly convene without need of a prior call when all the Board of Directors members are assembled.

     So that the Board of Directors Meeting is considered legally convened, the majority of the Directors have to be present and to validly adopt resolutions is needed the favorable vote of the majority shareholders. In the event there is a tie vote, the President of the Board shall have the decisive vote.

     The Board of Directors must meet for at least four times each fiscal year to deal with any matter corresponding to their duties and, for at least once a year to define, review and approve the medium or long term strategy of the Corporation, as well as the budget for the following fiscal year.

     ARTICLE THIRTY SECOND.- Of each Board Session the corresponding Minutes shall be drafted in the corresponding book in which are entered into the adopted resolutions that shall be signed by the President and the Secretary of the Session, as well as by the Examiner that attend such Session.

     The annual report that the Board of Directors prepares to the Shareholders Meetings must mention the names of the Directors that have the character of: (1) Independent Directors; and, (ii) Patrimonial Directors, indicating in this case, if we are dealing with Related or Independent Directors. The annual report must establish the duties of each Director as of that date.

     Likewise, the annual report that the Board of Directors shall submit to the Shareholders Meeting must contain a section including a report about: (i) the development of the best corporate practices of the Corporation during the corresponding fiscal year; (ii) relevant aspects of the duties of each intermediate organ of administration and the names of its members; and (iii) the professional profile of the Examiner of the Corporation.

     The annual report referred to in this Article, must be under the disposition of the shareholders called by the corresponding General Shareholders Meeting.

     ARTICLE THIRTY THIRD.- The President of the Board of Directors shall preside over the Board of Directors Sessions. In the absence of the President, such Sessions shall be presided over, in its case, by a Vice-president and, in his absence, by one of the members that the other persons attending the meeting may designate by majority of votes.

     Copies or evidences of the Board of Directors and of the Shareholders Meetings Minutes, as well as the corresponding entries in non accounting corporate registries or books and, in general, any document of the file of the Corporation, may be authorized and certified by the Secretary, who in case there is no other designation shall be delegated permanently to attend before the Public Notary of his election to record officially the Shareholders Meetings and the Board of Directors Meetings Minutes, as well as to grant, with his character of delegate, the powers of attorney conferred in the Shareholders Meetings and in the Board of Directors Sessions. Likewise, the Secretary shall be in charge of drafting and enter into the corresponding books the Meetings Minutes and the Board of Directors Sessions Minutes, as well as to make official copies and issue certificates of the Minutes and of the designations, signatures and faculties of the officers of the Corporation.

     ARTICLE THIRTY FOURTH.- The Board of Directors shall have the following faculties:

1. General power of attorney for lawsuits and collections with all general faculties and those special faculties that may require a special clause according to Law, without limits, according to what it is set forth in the first paragraph of Article two thousand five hundred and fifty four of the Civil Code of the Federal District and the corresponding articles of the Civil Codes of the States of the Republic; for purpose of illustration and not limitation, the attorneys-in-fact are empowered with the following authority: To exercise all kind of rights and actions before any Federal, State, Federal District and Municipal authority, either voluntary, contentious or mixed jurisdiction and before civil, judicial, administrative authorities or labor authorities, either the Boards of Conciliation or Arbitration courts, local or federal; to answer lawsuits, to file exceptions and reconventions; to submit to any jurisdiction; to answer and to submit interrogatories; to make assignment of goods; to challenge magistrates, judges, secretaries, experts and other persons that can be challenged according to law; to withdraw of lawsuits, of their motions, of any remedy and of protection proceedings, which may be initiated whenever is deemed convenient; to submit all type of proofs; to recognize signatures and documents, to object them and to impugn that they are false; to attend meetings, formalities and public bids; to make biddings, bid auctions and improvements and to obtain for the Corporation the adjudication of all kind of goods, and by any title to make the assignment of rights; to file criminal accusations and complaints; to grant remission and to become co-party with the Public Prosecutor in criminal procedures, procedures in which they may exercise the most ample faculties that are required. Likewise, to represent the Corporation pursuant to articles eleven, forty six, forty seven, one hundred and thirty four, roman three, five hundred and twenty three, six hundred and ninety two, sections first, second and third, seven hundred and eighty six, eight hundred and seventy three, eight hundred and seventy four, eight hundred and seventy six, eight hundred and eighty three, eight hundred and eighty four and other applicable articles of the Federal Labor Law.

2. General power of attorney for acts of administration as set forth in paragraph second of Article two thousand five hundred and fifty four of the Civil Code for the Federal District and the corresponding articles of the Civil Codes for the States of the Republic.

3. General power of attorney to acquire and transfer shares and participation in other companies, in the understanding that the Board of Directors shall require the prior authorization of the General Ordinary Shareholders Meeting to approve the acquisition or transfer of such shares or interests or to exercise the right of retirement, in the following cases:

a) When the value of acquisition of the shares or interests of other companies, by virtue of one or more simultaneous or successive acquisitions, exceeds twenty percent of the value of the capital stock of the Corporation, regarding the last financial position statement;

b) When the value of the transfer of shares or interests of other companies, by virtue of one or more simultaneous or successive transfers, exceeds twenty percent of the net assets, according to the last statement of financial position of the Corporation. Moreover, It shall be required the approval of the General Ordinary Shareholders Meeting in the event of transfer of shares or participation, if such transfer implies, by virtue of one or more simultaneous or successive operations, the loss of the control of the Corporation whose shares or participation are transferred; and

c) When the exercise of the right of retirement in the companies of variable capital in which the Corporation is a shareholder, represents by virtue of one or more simultaneous or successive acts, (i) the reimbursement of shares whose value exceed of twenty percent of the net assets of the Corporation, according to the last statement of financial position, or (ii) the loss by the Corporation of the Control of the controlled company.

1. General power of attorney to grant, subscribe and secure and in any other manner negotiate all kind of credit instruments, in terms of Article 9 of the General Law of Credit Instruments and of Credit Operations, provided that they subscribe and secure amounts not higher that the twenty percent of the net assets of the Corporation.

2. General Power of Attorney to open and cancel bank accounts on behalf of the Corporation, as well as to make deposits and withdraw against them and to designate persons that issue against them, without more limits than the ones established in these By-Laws;

3. General power to appoint and freely remove the General Director and any of the other executive officers of the Corporation, whatever their title is, provided that they are not being designated by the General Ordinary Shareholders Meetings, as well as to determine their faculties, guarantees, work conditions and remuneration, without more limits than those established in these By-Laws.

4. To call General Ordinary, Extraordinary Shareholders meetings or Special meetings and to execute their resolutions;

5. To confer within their faculties, general or special powers of attorney, reserving always their exercise, as well as to revoke the power of attorneys that are granted;

6. To appoint and remove external auditors of the Corporation, provided that they have not been designated by the General Ordinary Shareholders Meeting;

7. To establish branches and agencies of the Corporation in or outside the United Mexican States;

8. To authorize the temporal acquisition of representative shares of the capital stock of the same Corporation charged to the reserve for the acquisition of its own shares, in terms of these By-Laws, as well as its further location;

9.   To formulate internal labor regulations;

10. To carry out all the authorized acts and operations that may correspond to them according to laws and these By-Laws;

11. To annually approve the budget of the Corporation, as well as to approve its amendments and extraordinary items.

     ARTICLE THIRTY FIFTH.- The Corporation may have intermediate organs of administration that shall be designated as Committees, composed each one, by three members of the Board of Directors of the Corporation and shall freely act between them as a collegiate board, in the understanding that from such three members, two must be Independent Directors.

     The members of the Committees shall be elected for a one-year term, unless they are released of their duties by the Board of Directors, which may resolve over the Committees in which they shall participate, but in all cases they shall continue in office until their successors have been elected and have taken their office; they may be re-elected and shall receive the remuneration determined by the General Ordinary Shareholders Meeting.

     The Committees shall assemble with the periodicity fixed by the General Ordinary Shareholders Meeting, when they are called by the Board of Directors, or by the President of the Committee or by 2 (two) of its members. The calls for the Committee sessions must be in writing and may be send to each one of its members, as well as to the Examiner or Examiners of the Corporation, with for at least 5 calendar days prior to the date of holding the corresponding session in first call, and with for at least one natural day prior to the holding of the corresponding session in second or ulterior calls, to the domicile of each one of them registered with the Corporation or to the places that they have established for such purpose.

     The calls must specify the date, hour, place of meeting, Agenda and must be signed by the Secretary of the Board of Directors or by the person designated by this organism, by the President of the Committee, or by the members of the corresponding Committee that are making such calls.

     In the event all the members of the Committee are present in such session, it shall not be necessary to make the corresponding call.

     The resolutions adopted in a Committee session shall be valid; (i) in its first call, with the favorable vote of the majority of its members; (ii) in its second call, unanimously and, in case of tie voting, the Independent Director shall have a decisive vote; and (iii) in its third call, by the number of members of the corresponding Committee that are present.

     Minutes are drafted of each Committee Session and are registered in the book of Committee Sessions Minutes, which may be signed by the person that was presiding over the Session and by the person that has acted as Secretary, as well as by the Examiner or Examiners of the Corporation who always must attend to the corresponding sessions with voice but without vote.

     The Committees shall have the faculties conferred to them by the General Ordinary Shareholders Meeting and by the Board of Directors, when they are fixed in the same Meeting, subject to the legal provisions in effect and to the following paragraph. The charge of member of the Committee may only fall in the Board of Directors members.

     The Committees may not carry out the activities reserved by law or by these By-Laws to the Shareholders Meeting or to the Board of Directors and may not delegate their faculties in any person, but they may designate the persons that must execute their resolutions. In the absence of such designation, the President and the Secretary of the Committee shall be authorized to execute them.

     The Committees must inform on time, through the Committee President, and in an annual manner to the Board of Directors of the resolutions that are taken or under the criteria of the corresponding Committee the occurrence of facts and acts of importance for the Corporation.

     ARTICLE THIRTY SIXTH.- The Corporation shall have a General Director that shall be designated by the Shareholders Meeting. The General Director of the Corporation, due to his designation, shall be the officer of highest level in the Corporation and shall have the faculties conferred to him by the same Meeting.

                                  CHAPTER SIXTH

                                  SURVEILLANCE

     ARTICLE THIRTY SEVEN.- The surveillance of the Corporation affairs shall be entrusted to one Proprietary Examiner and his alternate, who may or may not be shareholders and that shall be designated by the General Ordinary Shareholders Meeting. The Examiners and their corresponding alternates shall be chosen annually and may be re-elected one or more times and shall hold office until their successors have been elected and taken office.

     The Examiner shall have the powers and duties vested in him according to Law and to these By-Laws.

                                 CHAPTER SEVENTH

                      FISCAL YEAR AND FINANCIAL INFORMATION

     ARTICLE THIRTY EIGHTH.- The fiscal year of the Corporation shall be of twelve months and shall run as of January 1st through December 31st, of each year.

     ARTICLE THIRTY NINTH.- Within the three months following the closing of the fiscal year, the Board of Directors shall prepare, for at least, the following information corresponding to such fiscal year:

a) A report over the businesses of the Corporation in the fiscal year, as well as about the policies adopted by the same Board and, as the case may be, about the principal existing projects;

b) A report in which the principal policies and accounting criteria stated and explained and the information followed in the preparation of the financial statements;

c) A statement demonstrating the results of the Corporation, duly explained and classified by the same Corporation during the fiscal year.

d) A statement demonstrating the changes in the financial position during the fiscal year;

e) A statement demonstrating the changes in the items composing the corporate patrimony during the fiscal year; and

f) The notes that are necessary to complete and to clarify the information provided by the above mentioned statements.


                                 CHAPTER EIGHTH

                               PROFITS AND LOSSES

     ARTICLE FORTIETH.- The net profits that, as the case may be, are registered in the General Balance, shall be distributed as follows:

1. A minimum of five percent of the net profits before taxes shall be set aside to constitute the legal reserve fund until such fund equals twenty percent of the capital stock.

2. The amounts stated by the Meeting shall be set aside to create special, additional or extraordinary reserves, including, as the case may be, the reserve for the acquisition of its own shares referred to in Section I of
     Article 14 Bis of the Securities Market Law.


3. The balance of the profits realized shall be distributed as resolved by the Ordinary Shareholders Meeting which may declare the payment of a dividend.

4. The earnings shall remain to the disposition of the Meeting, or of the Board of Directors, if it is authorized by the same Meeting. The Meeting or, as the case may be, the Board of Directors may give the earnings the use they deemed convenient for the interests of the Corporation and of its shareholders.

     ARTICLE FORTY FIRST.- The losses, as the case may be, shall be afforded by all the shareholders in proportion to the number of shares they are entitled to, without such responsibility exceeding from the amount of their contributions.

                                  CHAPTER NINTH

                           DISSOLUTION AND LIQUIDATION

     ARTICLE FORTY SECOND.- The Corporation shall be dissolved in any of the cases set forth in Article two hundred and twenty nine of the General Law of Commercial Companies.

     ARTICLE FORTY THIRD.- Once the Corporation is dissolved the Corporation shall be liquidated. Such liquidation shall be in charge of one or more liquidators. Meanwhile the designation of the liquidator or liquidators is not registered in the Public Registry of Commerce and the same have not taken office, the Board of Directors shall continue in the performance of its corresponding duties. The liquidation shall be carried out in the way established in the General Law of Commercial Companies; however, the Shareholders Meeting deciding the dissolution may establish other rules in addition to those established by law and the provisions contained in these By-Laws must govern the acts of the liquidators.

     During the liquidation, General Ordinary Shareholders Meetings may assemble in the way set forth for this type of meetings to be hold during the normal existence of the Corporation. The liquidators shall perform the functions that correspond to the Board of Directors and the functions that for such duty confer the General Law of Commercial Companies. During the liquidation, the Examiner shall continue complying with identical functions that he performs during the normal existence of the Corporation.

                                  CHAPTER TENTH

                                  JURISDICTION

     ARTICLE FORTY FOURTH.- The courts of the City of Mexico, Federal District are the only ones competent to intervene and to execute these By-Laws. In that event, the shareholders of the Corporation, its Administrators, Members of the Board and Examiners submit expressly and irrevocably to the jurisdiction of such courts to solve any controversy derived between them and the Corporation, by waiving to any other jurisdiction that may correspond to them by reason of present or future domiciles or by any other reason.

                                                                   June 21, 2000



    The undersigned does hereby represent and certify that the above Corporate Bylaws of Grupo Elektra, S.A. de C.V. is a fair and accurate representation of the original Estatutos Sociales de Grupo Elektra, S.A. de C.V.



                                                   Grupo Elektra, S.A. de C.V.


                                                   By: /s/ Ricardo Martinez Cruz
                                                       -------------------------